Exhibit 99.3

For Immediate Release

NUTRACEA AND CREDITORS’ COMMITTEE FILE JOINT PLAN OF REORGANIZATION

PHOENIX, AZ, June 29, 2010 —NutraCea (NTRZ), a world leader in stabilized rice bran (SRB) nutrient research and technology announced today that on June 24, 2010, the Company and its Official Committee of Unsecured Creditors filed with the Bankruptcy Court a proposed Plan of Reorganization and related Disclosure Statement in accordance with the Bankruptcy Code. The Plan represents a major step forward in the Company’s efforts to emerge from Chapter 11.

NutraCea filed a voluntary petition for reorganization under Chapter 11 protection on November 10, 2009. None of the Company’s subsidiaries were included in the bankruptcy filing.

W. John Short, NutraCea Chairman and CEO, said “We are pleased to co-sponsor this plan with the Official Unsecured Creditors Committee and thank them for working with us to get it on file in the Court. In addition, we want to thank our customers, vendors, bankers, advisors, attorneys and employees for their ongoing commitment to NutraCea during our reorganization process. Their support has been instrumental in getting our Company to this significant milestone.

“Management committed considerable time to the preparation and negotiation of the Plan; we can now redirect our management team’s full attention to increasing profitable sales and completing the asset monetization programs that will allow us to repay our creditors.

“We look forward to Plan confirmation and our emergence from Chapter 11 later this year as a stronger more focused Company.”

Information contained in the Plan and Disclosure Statement is subject to change, whether as a result of amendments to the Plan, actions of third parties or otherwise.

Bankruptcy law does not permit solicitation of acceptances of a plan of reorganization until the Bankruptcy Court approves the related Disclosure Statement.  Accordingly, this press release is not intended to be, nor should it be construed as a solicitation for a vote on the Plan.

The Plan will become effective only if, among other requirements, it receives the requisite votes in favor of acceptance and is confirmed by the Bankruptcy Court.  There can be no assurance that: (a)  the Court will approve the Disclosure Statement, (b) those entitled to vote on the Plan will accept it, or (c) that the Court will confirm it.

Forward Looking Statement

This release contains forward-looking statements, including statements about NutraCea obtaining approval and Bankruptcy Court confirmation of the Plan of Reorganization and Disclosure Statement and successfully exiting from Chapter 11 bankruptcy. These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward- looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's most recent periodic report.

About NutraCea

NutraCea is a world leader in production and utilization of stabilized rice bran. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com